Exhibit 10.5
UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

:
UNITED STATES OF AMERICA
:
v.	:	NO: H-07-129
:
BAKER HUGHES SERVICES	:	PLEA AGREEMENT
INTERNATIONAL, INC.,	:
:
Defendant	:
:

     The United States of America, by and through Mark F. Mendelsohn, Deputy Chief, and John A. Michelich, Senior Trial Attorney, United States Department of Justice, Criminal Division, Fraud Section (the “Department” or the “Fraud Section”), the defendant, BAKER HUGHES SERVICES INTERNATIONAL, INCORPORATED (“BHSI”), and the defendant’s counsel, Reid M. Figel, Esq., Kellogg, Huber, Hansen, Todd, Evans & Figel, P.L.L.C., pursuant to Rule 11(c)(1)(B) of the Federal Rules of Criminal Procedure, state that they have entered into an agreement, the terms and conditions of which are as follows:
The Defendant’s Agreement
     1. Defendant BHSI agrees to waive indictment and plead guilty to a three-count criminal information filed in the Southern District of Texas charging BHSI with conspiracy to violate the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, 15 U.S.C. §§ 78dd-1, et. seq., in violation of 18 U.S.C. § 371 (Count One); a substantive violation of the FCPA, 15 U.S.C. § 78dd-2(a) (Count Two); and aiding and abetting the falsification of books and records in violation of 15 U.S.C. §§ 78m(b)(2)(A), 78m(b)(5) and 78ff(a), and 18 U.S.C. § 2 (Count

Three). The defendant further agrees to persist in that plea through sentencing and, as set forth below, to fully cooperate with the United States.
     2. This plea agreement is between the Department and the defendant BHSI, and does not bind any other division or section of the Department of Justice or any other federal, state, or local prosecuting, administrative, or regulatory authority. This agreement does not apply to any other charges other than those specifically mentioned herein. However, the Department will bring this Agreement and the cooperation of BHSI, its direct or indirect affiliates, subsidiaries, and parent corporations, to the attention of other prosecuting authorities or other agencies, if requested.
     3. Defendant agrees that this Agreement will be executed by an authorized corporate representative. Defendant further agrees that a Resolution duly adopted by the Board of Directors of Baker Hughes, on behalf of its subsidiary BHSI, in the form attached to this Agreement as Exhibit 3, or in a substantially similar form, represents that the signature on this Agreement by BHSI and its counsel are authorized by the Board of Directors of Baker Hughes, on behalf of its subsidiary BHSI.
     4. Defendant BHSI agrees that it has the full legal right, power and authority to enter into and perform all of its obligations under this Agreement and defendant agrees to abide by all terms and obligations of this Agreement as described herein.
     5. Defendant agrees that any fine or restitution imposed by the Court will be due and payable within five (5) business days from the date of sentencing, and defendant will not attempt to avoid or delay payments. Defendant further agrees to pay the Clerk of the Court for the

United States District Court for the Southern District of Texas the mandatory special assessment within five (5) business days from the date of sentencing.
     6. Defendant agrees that if the company or any of its direct or indirect affiliates, subsidiaries, or parent corporations issues a press release in connection with this Agreement, Defendant shall first consult the Department to determine whether the text of the release is acceptable, and shall only issue a press release that has been deemed acceptable to the Department.
     7. Defendant BHSI agrees that in the event it sells, merges or transfers all or substantially all of its business operations as they exist as of the date of this Agreement, whether such sale(s) is/are structured as a stock or asset sale, merger, or transfer, BHSI shall include in any contract for sale, merger or transfer, a provision fully binding the purchaser(s) or any successor(s) in interest thereto to the obligations described in this Agreement.
The United States’ Agreement
     8. In exchange for the corporate guilty plea of BHSI and the complete fulfillment of all of its obligations under this Agreement, the Department agrees not to file additional criminal charges against BHSI for any of the corrupt payments described in the Statement of Facts attached as Exhibit 1. This Agreement will not close or preclude the investigation or prosecution of any natural persons, including any officers, directors, employees, agents or consultants of BHSI, or of any other Baker Hughes entity, including all of its direct or indirect affiliates, subsidiaries, or parent corporations, who may have been involved in any of the matters set forth in the Information, Statement of Facts or in any other matters.
Factual Basis

     9. Defendant BHSI is pleading guilty because it is guilty of the charges contained in the Information. Defendant BHSI agrees and stipulates that the factual allegations set forth in the Information are true and correct, that it is responsible for the acts of its officers and employees described in the Statement of Facts attached hereto and incorporated herein as Exhibit 1, and that the Statement of Facts accurately reflects its criminal conduct.
Defendant’s Obligations
     10. Defendant BHSI agrees:
          a. To plead guilty as set forth in this Agreement;
          b. To abide by all sentencing stipulations contained in this Agreement;
          c. To: (i) appear, through its duly appointed representatives, as ordered for all court appearances; and (ii) obey any other ongoing court order in this matter;
          d. To commit no further crimes;
          e. To be truthful at all times with the Court;
          f. To pay the applicable fine and special assessment;
          g. To create and implement a Compliance Code which, at a minimum, contains all of the obligations and provisions described in the Compliance Code attached as Exhibit 2 hereto and incorporated herein; and
          h. To ensure that in the event BHSI sells, merges or transfers all or substantially all of its business operations as they exist as of the date of this Agreement, whether such sale(s) is/are structured as a stock or asset sale, merger or transfer, BHSI shall include in any contract for sale, merger, or transfer a provision fully binding the purchaser(s) or any successor(s) in interest thereto to the obligations described in this Agreement, including the obligations described in Exhibit 2 with respect to a Compliance Code.
     11. BHSI shall continue to cooperate fully with the Department, and with all other authorities and agencies designated by the Department, and shall truthfully disclose all information with respect to the activities of BHSI and its present and former directors, officers, employees, agents, consultants, contractors and subcontractors thereof, concerning all matters relating to corrupt payments in connection with their operations, related false books and records, and inadequate internal controls about which BHSI has any knowledge or about which the Department shall inquire. This obligation of truthful disclosure includes the obligation of BHSI to provide to the Department, upon request, any document, record, or other tangible evidence relating to such corrupt payments, books and records, and internal controls about which the Department shall inquire of BHSI.
          a. The Department specifically reserves the right to request that BHSI provide the Department with access to information, documents, records, facilities and/or employees that may be subject to a claim of attorney-client privilege and/or the attorney work-product doctrine.
          b. Upon written notice to the Department, BHSI specifically reserves the right to withhold access to information, documents, records, facilities and/or employees based upon an assertion of a valid claim of attorney-client privilege or application of the attorney work-product doctrine. Such notice shall include a general description of the nature of the information, documents, records, facilities and/or employees that are being withheld, as well as the basis for the claim.

          c. In the event that BHSI withholds access to the information, documents, records, facilities and/or employees of BHSI, the Department may consider this fact in determining whether BHSI has fully cooperated with the Department.
          d. Except as provided in this paragraph, BHSI shall not withhold from the Department, any information, documents, records, facilities and/or employees on the basis of an attorney-client privilege or work product claim.
Waiver of Constitutional Rights
     12. BHSI knowingly, intelligently, and voluntarily waives its right to appeal the conviction in this case. BHSI similarly knowingly, intelligently, and voluntarily waives the right to appeal the sentence imposed by the court. In addition, BHSI knowingly, intelligently, and voluntarily waives the right to bring a collateral challenge pursuant to 28 U.S.C. § 2255, challenging either the conviction, or the sentence imposed in this case, except for a claim of ineffective assistance of counsel. BHSI waives all defenses based on the statute of limitations and venue with respect to any prosecution that is not time-barred on the date that this Agreement is signed in the event that: (a) the conviction is later vacated for any reason; (b) BHSI violates this Agreement; or (c) the plea is later withdrawn. The Department is free to take any position on appeal or any other post-judgment matter.
Penalty Range
     13. The statutory maximum sentence that the Court can impose for a violation of Title 18, United States Code, Section 371 is a fine of $500,000 or twice the gross gain or gross loss resulting from the offense, whichever is greatest, 18 U.S.C. §§ 3571(c)(3) and (d); five years’ probation, 18 U.S.C. § 3561(c)(1); and a mandatory special assessment of $400, 18 U.S.C. §

3013(a)(2)(B). The statutory maximum sentence that the Court can impose for a violation of Title 15, United States Code, Section 78dd-2, et seq., is a fine of $2,000,000 or twice the gross gain or gross loss resulting from the offense, whichever is greatest, 15 U.S.C. § 78dd-2(g)(1)(A), 18 U.S.C. § 3571(d), five years’ probation, 18 U.S.C. § 3561(c)(1), and a mandatory special assessment of $400, 18 U.S.C. § 3013(a)(2)(B). The statutory maximum sentence that the Court can impose for a violation of Title 15, United States Code, Section 78m(b)(2)(A) is a fine not exceeding $25,000,000, 15 U.S.C. § 78ff(a); five years’ probation, 18 U.S.C. § 3561(c)(1), and a mandatory special assessment of $400, 18 U.S.C. § 3013(a)(2)(B). The statutory maximum sentences for multiple counts can be aggregated and may run consecutively.
     14. Calculation of Fine. The parties stipulate that the 2003 Guidelines Manual applies to this matter and to the factual predicates set forth below and that the following is the proper application of the sentencing guidelines to the offense alleged in the Information:

a. Calculation of Offense Level Base Offense Level (U.S.S.G. § 2C1.1(a)):	10

Benefit received or to be received of approximately $19 million (U.S.S.G. §§ 2C1.1(b)(2)(a), 2B 1.1(b)(1)(K)):	+20

TOTAL OFFENSE LEVEL:	30

b. Calculation of Culpability Score:

Base Score (U.S.S.G. § 8C2.5(a)):	5

Involvement in or tolerance of criminal activity in an organization of 200 or more employees and an individual within high level personnel of the organization participated in, condoned, or was willfully ignorant of the offense (U.S.S.G. § 8C2.5(b)(3)(A)):
+ 3

Prior history: Commission of the offense less than 5 years after a civil or administrative adjudication based on two or more separate instances of similar misconduct (U.S.S.G. § 8C2.5(c)(2)):	+ 2

Self-reporting, cooperation, acceptance of responsibility (U.S.S.G. § 8C2.5(g)(1)):	- 5

TOTAL CULPABILITY SCORE:	5

c. Calculation of Fine Range:

Base Fine: Greater of the amount from table in U.S.S.G. § 8C2.4(a)(1) & (d) corresponding to offense level of 30 ($10,500,000), or the pecuniary gain to the organization from the offense ($19,000,000) (U.S.S.G. § 8C2.4(a)(2)):	$19,000,000

Multipliers, culpability score of 5 (U.S.S.G. § 8C2.6):	1.00 - 2.00

Fine Range (U.S.S.G. § 8C2.7):	$19,000,000 –$38,000,000

d. The parties agree that the offenses of conviction should be grouped together for purposes of sentencing pursuant to U.S.S.G. § 3D1.2.
Sentencing Factors
     15. The parties agree that pursuant to United States v. Booker, 543 U.S. 220 (2005), the Court must determine an advisory sentencing guideline range pursuant to the United States Sentencing Guidelines. The Court will then determine a reasonable sentence within the statutory range after considering the advisory sentencing guideline range and the factors listed in 18 U.S.C. § 3553(a). The parties’ agreement herein to any guideline sentencing factors constitutes proof of those factors sufficient to satisfy the applicable burden of proof.
Sentencing Recommendation
     16. Fine. Assuming BHSI accepts responsibility as explained above, the parties will recommend the imposition of a fine in the amount of $11,000,000 payable to the Clerk of the

Court for the United States District Court for the Southern District of Texas. The parties further agree that this amount shall be paid as a lump sum within five (5) business days after imposition of sentence in this matter.
     17. The parties have agreed that the fine of $11,000,000 for defendant BHSI is an appropriate disposition of the case based upon the following factors:
          a. By entering and fulfilling the obligations under this Agreement, defendant BHSI has demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct;
          b. The plea underlying this Agreement is a result of the voluntary disclosure made by BHSI and its parent corporation Baker Hughes Incorporated, through their counsel, to the Department beginning in May 2003, and the disclosure of evidence obtained as a result of the extensive investigation their attorneys subsequently conducted into the operations of BHSI, its parent, affiliates, and subsidiaries;
          c. At the time of the initial disclosure, the conduct was unknown to the Department;
          d. By entering into a deferred prosecution agreement with the Department, Baker Hughes, the defendant’s parent corporation has, among other things, agreed to: (i) implement and continue to implement a compliance and ethics program designed to detect and prevent violations of the FCPA, U.S. commercial bribery laws and foreign bribery laws throughout its operations, including those of Baker Hughes and its subsidiaries (including defendant BHSI), affiliates, and successors; and (ii) engage a monitor.

     18. The parties agree not to seek any adjustments to, or departures from, the agreed upon payment of $11,000,000 as set forth herein.
     19. Organizational Probation. The parties agree that organizational probation is appropriate in this case and shall include, as a condition of probation, the creation and implementation of a Compliance Code which, at a minimum, contains all of the obligations and provisions described in Exhibit 2. The parties recommend a three (3) year term of probation.
     20. Community Service. The parties agree that community service need not be ordered in this case.
     21. Forfeiture. The parties agree that forfeiture need not be ordered in this case.
     22. Special Assessment. Defendant BHSI further agrees to pay the Clerk of the Court for the United States District Court for the Southern District of Texas within (5) business days of the time of sentencing the mandatory special assessment of $400 per count, for a total of $1,200.
     23. Waiver of Pre-Sentence Report. The parties further agree, with the permission of the Court, to waive the requirement for a pre-sentence report pursuant to Federal Rule of Criminal Procedure 32(c)(1)(A), based on a finding by the Court that the record contains information sufficient to enable the Court to meaningfully exercise its sentencing power. However, the parties agree that in the event the Court orders the preparation of a pre-sentence report prior to sentencing, such order will not affect the agreement set forth herein.
     24. Entry of Guilty Plea and Sentencing. The parties further agree to ask the Court’s permission to combine the entry of the plea and sentencing into one proceeding, and to conduct the plea and sentencing hearings of defendant BHSI in one proceeding. However, the parties agree that in the event the Court orders that the entry of the guilty plea and sentencing hearing occur at separate proceedings, such an order will not affect the agreement set forth herein.
     25. Court Not Bound. The Court is not bound by the recommendations of the parties or those made in any pre-sentence report. Because this Agreement is made under Rule 11(c)(1)(B) of the Federal Rules of Criminal Procedure, BHSI may not withdraw any guilty plea or rescind this Plea Agreement if the Court does not follow the agreements or recommendations herein.
     26. Full Disclosure/Reservation of Rights. In the event the Court directs the preparation of a pre-sentence report, the Department will fully inform the preparer of the pre-sentence report and the Court of the facts and law related to BHSI’s case. Except as set forth in this Agreement, the parties reserve all other rights to make sentencing recommendations and to respond to motions and arguments by the opposition.
Breach of Agreement
     27. If the Department determines, in its sole discretion, that BHSI has committed any federal crimes subsequent to the date of this Agreement, has provided deliberately false, incomplete, or misleading information under this Agreement, or has otherwise breached the Agreement, the Department is relieved of its obligations under this Agreement but BHSI may not withdraw any guilty plea.
     28. In the event of a breach of this Agreement by BHSI, if the Department elects to pursue criminal charges, or any civil or administrative action that was not filed as a result of this Agreement, then:

          a. BHSI agrees that any applicable statute of limitations is tolled between the date of BHSI’s signing of this Agreement and the discovery by the Department of any breach by the defendant; and
          b. BHSI gives up all defenses based on the statute of limitations, any claim of pre-indictment delay, or any speedy trial claim with respect to any such prosecution or action, except to the extent that such defenses existed as of the date of the signing of this Agreement.
Complete Agreement
     29. This document states the full extent of the agreement between the parties. There are no other promises or agreements, express or implied. Any modification of this Plea Agreement shall be valid only if set forth in writing in a supplemental or revised plea agreement signed by all parties.

AGREED:
     FOR DEFENDANT BHSI:

/s/ Reid M. Figel
REID M. FIGEL, ESQ.
Kellogg, Huber, Hansen, Todd, Evans & Figel, P.L.L.C. Washington, D.C. 20036 Counsel for Defendant Baker Hughes Services, International, Inc. and Baker Hughes Incorporated

     FOR BAKER HUGHES INCORPORATED:

/s/ Alan R. Crain, Jr.
ALAN R. CRAIN, JR.
Senior Vice-President and General Counsel Baker Hughes Incorporated

     FOR THE DEPARTMENT OF JUSTICE:

STEVEN A. TYRRELL Chief, Fraud Section
By:	/s/ Mark F. Mendelsohn
MARK F. MENDELSOHN
Deputy Chief, Fraud Section

By:	/s/ John A. Michelich
JOHN A. MICHELICH
Senior Trial Attorney, Fraud Section United States Department of Justice Fraud Section, Criminal Division 10th & Constitution Avenue, NW Washington, D.C. 20530 (202) 514-7023

Filed at Houston, Texas, on this   11   day of April, 2007.

EXHIBIT 1
STATEMENT OF FACTS
     The following Statement of Facts is incorporated by this reference as part of the Plea Agreement (“Agreement”) between the United States Department of Justice (the “Department”) and Baker Hughes Services International, Inc. (“BHSI”), and the parties hereby agree and stipulate that the following information is true and accurate. As set forth in Paragraph 9 of the Agreement, BHSI accepts and acknowledges that it is responsible for the acts of its officers and employees as set forth below. If this matter were to proceed to trial, the United States would prove beyond a reasonable doubt, by admissible evidence, the facts alleged in the Information. This evidence would establish the following:
Baker Hughes Incorporated
     1. Baker Hughes Incorporated (“Baker Hughes”), headquartered in Houston, Texas, was a corporation organized under the laws of the State of Delaware, with principal offices in Houston, Texas. Baker Hughes was a global provider of comprehensive oil-field services and products which it provided through several subsidiaries and operating divisions, and operated in more than 80 countries.
     2. Baker Hughes issued and maintained a class of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (15 U.S.C. § 781) and was required to file periodic reports with the United States Securities and Exchange Commission under Section 13 of the Securities Exchange Act (15 U.S.C. § 78m). Accordingly, Baker Hughes was an “issuer” within the meaning of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1(a).

Baker Hughes Services International, Inc.
     3. From in or about 1993 to the present, Baker Hughes maintained BHSI, a wholly owned subsidiary which was organized under the laws of the State of Delaware and which conducted business in the Republic of Kazakhstan, the Southern District of Texas and elsewhere. Accordingly, BHSI was a “domestic concern” within the meaning of the FCPA, (15 U.S.C. § 78dd-2). During the relevant period, BHSI was engaged in the business of providing comprehensive oil-field services and products in the Republic of Kazakhstan and elsewhere, and maintained an office in Almaty, Kazakhstan.
     4. BHSI regularly sought approval for management decisions from superiors at Baker Hughes management offices in Houston, Texas. BHSI maintained a bank account at the Chase Bank of Texas, N.A., in Houston, Texas. For internal accounting purposes, BHSI regularly sent invoices to the various Baker Hughes operating divisions requesting them to remit funds directly to BHSI’s account at Chase Bank in Houston. Accordingly, BHSI operated within the territorial jurisdiction of the United States.
The Karachaganak Project in Kazakhstan
     5. The government of the Republic of Kazakhstan managed its national petroleum exploration and production through Kazakhoil, its state-owned oil company. Kazakhoil is a government instrumentality and its employees are foreign government officials within the meaning of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-2(h)(2)(A). From time to time, Kazakhoil would form consortiums, in which Kazakhoil would join with several different oil companies, in order to undertake collectively particular petroleum exploration and production projects.

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     6. Karachaganak was a giant gas and oil field located in northwestern Kazakhstan. Beginning in or about 1997, the government of Kazakhstan and Kazakhoil entered into a Final Production Sharing Agreement with a consortium of four international oil companies known as the Karachaganak Integrated Organization (“KIO”), for the development and operation of the oil production facilities in Karachaganak.
     7. The four international oil companies formed the Karachaganak Petroleum Operating Company, B.V. (“KPO”), a company organized and registered under the laws of The Netherlands, which maintained its principal offices in the Republic of Kazakhstan. KPO was responsible for developing and operating the Karachaganak field on behalf of all partners in the joint venture. KPO solicited bids from outside vendors for comprehensive oil-field drilling services and products including project management, oil drilling and engineering support. In December, 1999, Baker Hughes was invited to submit a bid to KPO for a contract to provide a wide range of oil-field drilling and production services for the Karachaganak project.
The Co-Conspirators
     8. BHSI Employee A (hereinafter, “Employee A”), who is named in the Information as a co-conspirator but not as a defendant, was employed as Country Manager and Business Development Manager of BHSI. Employee A also served as a Business Development Manager and as the Team Leader for the Karachaganak tender. Employee A’s duties included, among other things, the coordination of the various Baker Hughes operating divisions with respect to the Baker Hughes bid on the Karachaganak project. As such, Employee A was an employee of a “domestic concern” within the meaning of the FCPA, 15 U.S.C. § 78dd-2.

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     9. Consulting Firm A, which is named in the Information as a co-conspirator but not as a defendant, was a consulting firm incorporated and registered as a private limited liability company in the Isle of Man, where it maintained its principal place of business. Consulting Firm A maintained a business office in London, United Kingdom, and also maintained a bank account in the name of Consulting Firm A at Barclay’s Bank in London, United Kingdom. Generally, Consulting Firm A provided unspecified administrative and consulting services and acted as an agent for companies doing business in the Republic of Kazakhstan and elsewhere.
     10. Agent A, who is named in the Information as a co-conspirator but not as a defendant, was a director of Consulting Firm A, and acted as the representative of Consulting Firm A and as the agent for Baker Hughes regarding its bid for Karachaganak. Agent A informed Employee A that a Kazakhoil official demanded that BHSI pay a commission to Consulting Firm A in order for BHSI to obtain the Karachaganak contract. Agent A is a citizen of the United Kingdom.
The Baker Hughes Bid for Karachaganak
     11. In or about February 2000, Baker Hughes, through BHSI, submitted a consolidated bid to KPO for various categories of work on the Karachaganak project. The bid was submitted for work to be performed by Baker Hughes operating divisions Baker Atlas, Baker Oil Tools and INTEQ, and was coordinated and submitted by Baker Hughes Enterprise Services & Technology Group (“BEST”). BEST was a team of Baker Hughes business development and enterprise account managers responsible for coordinating, structuring and marketing Baker Hughes oilfield services for significant contracts across its various operating divisions, and was not itself a business unit.

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     12. Although it was not a member of the KPO consortium, Kazakhoil wielded considerable influence as Kazakhstan’s national oil company and, in effect, the ultimate award of a contract by KPO to any particular bidder depended upon the approval of Kazakhoil officials. Kazakhoil was controlled by officials of the Government of Kazakhstan and, as such, was an “instrumentality” of a foreign government and its officers and employees were “foreign officials,” within the meaning of the FCPA, 15 U.S.C. § 78dd-2(h)(2)(A). Baker Hughes understood that KPO’s approval of their bid for the contract depended heavily on a favorable recommendation from Kazakhoil.
Kazakhoil Officials Direct BHSI to Retain an Agent
     13. In or about early September 2000, Baker Hughes managers and executives received unofficial notification that their bid was successful and that Baker Hughes would win the Karachaganak tender. Nevertheless, in or about mid-September 2000, a Kazakhoil official demanded that, in order for Baker Hughes to win the Karachaganak contract, BHSI should pay Consulting Firm A, an agent located on the Isle of Man, a commission equal to 3.0% of the revenue earned by Baker Hughes on the Karachaganak contract.
     14. On September 17, 2000, Employee A sent an e-mail informing his supervisor that Kazakhoil officials were demanding that Baker Hughes retain an agent in order to receive approval for the Karachaganak project and stated, among other things, that “. . . Kazakhoil approached me through an agent in London stating that to get Kazakhoil approval a 3% commission is required. This as you know I refused and said that it is utterly outrageous to wait until a contractor is chosen and start demanding amounts that have been suggested.” Further, Employee A suggested that Baker Hughes should make a counter-offer to retain the agent only

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for future business which “. . . keeps us clear of any critcism (sic) for this KIO contract.” Further, Employee A stated, “. . . unless we do something we are not going to get the Kazakhoil support . . .” and “. . . we are in the driving seat but if one our (sic) competitors comes in with a pot of gold, it is not going to be our contract.”
     15. On September 19, 2000, Employee A sent an e-mail to Agent A, a director of Consulting Firm A, in London, stating that Employee A had the “green light” from his corporate superiors to proceed with the agency agreement as proposed.
     16. Although Consulting Firm A had performed no services to assist Baker Hughes or BHSI in preparing and submitting their bid for Karachaganak, BHSI sought and obtained approval from executives of operating divisions Baker Atlas, Baker Oil Tools, and INTEQ, to retain and pay a commission to Consulting Firm A of 2.0% of the revenue earned by each operating division in the Karachaganak project.
     17. On or about September 24, 2000, Employee A sent an e-mail to his supervisor and others informing them that Kazakhoil had rejected the Baker Hughes counter-offer to hire an agent only for future business in Kazakhstan, and stated “unless we pay a commission relative to the KIO contract we can say goodbye to this and future business.” Also, Employee A sent an e-mail to Agent A of Consulting Firm A and attached a side-letter agreement retaining Consulting Firm A as an agent for BHSI and agreeing to pay a 2.0% commission based upon revenue earned by Baker Hughes on the Karachaganak contract and 3.0% of revenue for all future services it would perform in Kazakhstan. In the e-mail, Employee A stated, “You will note the consideration has been greatly increased and trust this will receive the recognition it deserves in the necessary corners of Kazakhstan in confirming their support to Baker Hughes.” The side-

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letter, dated September 1, 2000, stated that Consulting Firm A had been retained by Baker Hughes “. . . in recognition of the said work and assistance given by [Consulting Firm A] towards Baker Hughes in pursuit of the Karachaganak contract . . .” and that Baker Hughes had decided to reward Consulting Firm A by payment of consideration equal to 2.0% of the contract revenues.
     18. On September 25-26, 2000, Employee A and his supervisor began to canvass officers of operating divisions Baker Atlas, Baker Oil Tools and INTEQ requesting their agreement to pay their share of the agency commission. On September 26, 2000, Employee A received an e-mail from his supervisor directing Employee A not to sign any agency agreement until they had discussed several remaining issues. On September 27, 2000, Employee A received an e-mail from his supervisor informing him that the operating divisions had approved the plan to pay a 2.0% to 3.0% commission to Consulting Firm A for the Karachaganak contract.
Baker Hughes Wins the Karachaganak Contract
     19. On September 27, 2000, Employee A signed a “Sales Representation Agreement” on behalf of BHSI with Consulting Firm A, which was backdated to September 1, 2000. In early October 2000, officials of KPO notified BHSI and Baker Hughes that the Baker Hughes tender was successful and the Karachaganak contract was awarded to Baker Hughes. The Integrated Services Contract between KPO and BHSI became effective on or about October 23, 2000. Thereafter, Baker Hughes and operating divisions Baker Atlas, Baker Oil Tools and INTEQ, through Baker Hughes’s subsidiary BHSI, performed services pursuant to the contract with KPO.
Baker Hughes Divisions and BHSI Pay Commissions

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     20. On approximately a monthly basis, beginning in May 2001, and continuing through at least November 2003, BHSI would notify the three Baker Hughes operating divisions of the amount of commission charges each division owed based upon calculating 2.0% of that division’s revenue for the month. BHSI sent an invoice to each operating division requesting it to send its commission payment to the BHSI bank account at Chase Bank in Houston, Texas.
     21. Beginning in May 2001, and continuing through at least November 2003, BHSI and Baker Hughes made commission payments to Consulting Firm A totaling $4,100,162.70, which represented 2.0% of the revenue earned by Baker Hughes and its sub-contractors on the Karachaganak project. Each commission payment was wire- transferred from the BHSI bank account at Chase Bank in Houston to an account in the name of Consulting Firm A at Barclay’s Bank in London, United Kingdom.
     22. On the dates set forth below, the following payments were made via wire transfer from a BHSI bank account at Chase Bank in Houston, Texas, to a bank account maintained by Consulting Firm A at Barclay’s Bank, in London, United Kingdom:
Commission Payments to
Consulting Firm A

Date	Amount in USD
May 24, 2001	$32,540.00
June 20, 2001	$97,116.00
August 1, 2001	$117,336.00
August 22, 2001	$108,680.00
October 26, 2001	$278,999.00
December 6, 2001	$323,399.00
December 13, 2001	$34,123.00

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Date	Amount in USD
January 16, 2002	$147,211.02
February 21, 2002	$125,367.00
April 5, 2002	$281,741.00
May 15, 2002	$170,950.00
June 25, 2002	$143,107.00
August 1, 2002	$380,682.47
September 27, 2002	$400,488.58
November 27, 2002	$139,819.00
December 31, 2002	$118,843.00
January 29, 2003	$122,146.93
February 25, 2003	$121,810.62
March 3, 2003	$123,737.08
April 8, 2003	$111,760.42
May 8, 2003	$96,535.78
May 27, 2003	$126,761.96
July 1, 2003	$103,600.98
July 30, 2003	$111,362.50
September 16, 2003	$105,170.33
October 28, 2003	$83,052.94
November 25, 2003	$93,821.11
Total	$4,100,162.70
     23. Baker Hughes and BHSI failed to properly account for the purported commission payments to Consulting Firm A, and failed to describe accurately the transactions in their books and records. Instead, Baker Hughes and BHSI improperly characterized the payments made as legitimate payments for, among other things, “commissions,” “fees,” or “legal services.” However, Consulting Firm A had no office or presence in Kazakhstan and rendered no goods or ancillary agency services to Baker Hughes or BHSI in Kazakhstan or elsewhere. In fact, the so-

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called “commission” payments made to Consulting Firm A were bribes, paid and authorized by employees of BHSI, all or part of which BHSI understood and intended to be transferred to an undisclosed official or officials of Kazakhoil, in exchange for which Baker Hughes and BHSI would receive the contract to provide services on the Karachaganak oilfield project.
     24. Net revenues realized by Baker Hughes on the Karachaganak project were $189.2 Million. After offsetting net revenues by the company’s expenses, Baker Hughes recognized a profit of approximately $19.9 million.
Conclusion
     25. Based upon the facts as set forth above, BHSI admits that it is a “domestic concern” within the meaning of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-2, et seq.; that its officers, employees and agents made use of and caused the use of the mails and means and instrumentalities of interstate commerce corruptly in furtherance of a payment of money to Consulting Firm A, while knowing that all or a portion of the money would be given, directly or indirectly, to an official of Kazakhoil, an instrumentality of the government of Kazakhstan, for the purpose of influencing acts and decisions of a foreign official in his official capacity to secure an improper advantage for Baker Hughes and BHSI, and to assist Baker Hughes in obtaining and retaining business; and that BHSI aided, abetted and assisted Baker Hughes in failing to accurately reflect in its books and records the payment of commissions to Consulting Firm A totaling $4,100,162.70.

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AGREED:
     FOR DEFENDANT BHSI:

/s/ Reid M. Figel
REID M. FIGEL, ESQ.
Kellogg, Huber, Hansen, Todd, Evans & Figel, P.L.L.C. Washington, D.C. 20036 Counsel for Defendant Baker Hughes Services, International, Inc. and Baker Hughes Incorporated

     FOR BAKER HUGHES INCORPORATED:

/s/ Alan R. Crain, Jr.
ALAN R. CRAIN, JR.
Senior Vice-President and General Counsel Baker Hughes Incorporated

     FOR THE DEPARTMENT OF JUSTICE:

STEVEN A. TYRRELL Chief, Fraud Section
By:
MARK F. MENDELSOHN
Deputy Chief, Fraud Section

By:
JOHN A. MICHELICH
Senior Trial Attorney, Fraud Section United States Department of Justice Fraud Section, Criminal Division 10th & Constitution Avenue, NW Washington, D.C. 20530 (202) 514-7023

Filed at Houston, Texas, on this _______ day of April, 2007.

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EXHIBIT 2
COMPLIANCE CODE
     Defendant BHSI represents and agrees, as a condition of organizational probation as set forth in Paragraph 19 of the Plea Agreement, that it will, at a minimum, undertake the following steps:
     1. Adopt a system of internal accounting controls and a system designed to ensure the making and keeping of accurate books, records, and accounts; and
     2. Adopt a rigorous anti-corruption compliance code (“Compliance Code”), as described further below, that is designed to detect and deter violations of the FCPA, U.S. commercial bribery laws and foreign bribery laws. The anti-bribery Compliance Code applicable to BHSI will consist of the following elements, at a minimum:
          a. A clearly articulated corporate policy against violations of the FCPA, U.S. commercial bribery laws and foreign bribery laws;
          b. Promulgation of compliance standards and procedures to be followed by all directors, officers, employees and, where appropriate, business partners, including, but not limited to, agents, consultants, representatives, teaming partners, joint venture partners and other parties acting on behalf of Baker Hughes in a foreign jurisdiction (respectively, “agents” and “business partners”), that are reasonably capable of reducing the prospect that the FCPA, U.S. commercial bribery laws, foreign bribery laws or the Compliance Code of Baker Hughes will be violated;
          c. The assignment to one or more independent BHSI senior corporate officials who shall report directly to the Compliance Committee of the Board of Directors, the responsibility for the implementation and oversight of compliance with policies, standards, and procedures established in accordance with the Compliance Code applicable to BHSI;
          d. The effective communication to all directors, officers, employees and, where appropriate, agents and business partners, of corporate and compliance policies, standards, and procedures regarding the FCPA, U.S. commercial bribery laws and foreign bribery laws. This shall include: (A) training concerning the requirements of the FCPA, U.S. commercial bribery laws and foreign bribery laws on a periodic basis to all directors, officers and employees; and (B) periodic certifications by all directors, officers, employees, including the head of each Baker Hughes business or division, and, where appropriate, agents and business partners, certifying compliance therewith;
          e. A reporting system, including a “Helpline” for directors, officers, employees, agents and business partners to report suspected violations of the Compliance Code or suspected criminal conduct;
          f. Appropriate disciplinary procedures to address violations of the FCPA, U.S. commercial bribery laws, foreign bribery laws, or the Compliance Code;
          g. Extensive pre-retention due diligence requirements pertaining to, as well as post-retention oversight of, all agents and business partners, including the maintenance of complete due diligence records at BHSI;
          h. Clearly articulated corporate procedures designed to ensure that BHSI exercises due care to assure that substantial discretionary authority is not delegated to individuals who BHSI knows, or should know through the exercise of due diligence, have a propensity to engage in illegal or improper activities;

          i. A committee consisting of senior BHSI officials to review and to record, in writing, actions relating to: (A) the retention of any agent or subagents thereof; and (B) all contracts and payments related thereto;
          j. The inclusion in all agreements, contracts, and renewals thereof with all agents and business partners, written provisions that are reasonably calculated to prevent violations of the FCPA, U.S. commercial bribery laws, foreign bribery laws and other relevant laws, which may, depending upon the circumstances, include: (A) setting forth anti-corruption representations and undertakings relating to compliance with the FCPA, U.S. commercial bribery laws, foreign bribery laws and other relevant laws; (B) allowing for internal and independent audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (C) providing for termination of the agent or business partner as a result of any breach of anti-corruption laws and regulations or representations and undertakings related thereto;
          k. Financial and accounting procedures designed to ensure that BHSI maintains a system of internal accounting controls and makes and keeps accurate books, records, and accounts; and
          l. Independent audits by outside counsel and auditors, at no longer than three (3) year intervals beginning after the completion of the term of Organizational Probation, to ensure that the Compliance Code, including its anti-corruption provisions, are implemented in an effective manner.